Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

BIOMARIN PHARMACEUTICAL INC.

BioMarin Pharmaceutical Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is BioMarin Pharmaceutical Inc.

B. The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 25, 1996.

C. The Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

D. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 6th day of June, 2017.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ G. Eric Davis
Name:	G. Eric Davis
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

BIOMARIN PHARMACEUTICAL INC.

ARTICLE I.

The name of the corporation (the “Corporation”) is BioMarin Pharmaceutical Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation law of Delaware.

ARTICLE IV.

The Corporation is hereby authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that the Corporation is authorized to issue is Five Hundred Million (500,000,000) shares, par value $0.001 per share (the “Common Stock”). The number of shares of Preferred Stock that the Corporation is authorized to issue is One Million (1,000,000) shares, par value $0.001 per share (the “Preferred Stock”).

Shares of Common Stock may be issued from time to time for such consideration as the Board of Directors may determine pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). Shares of Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits of and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

Except as otherwise required by law or herein, the holder of each share of Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Preferred Stock shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class (except as required by the General Corporation Law of Delaware). Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

Pursuant to the authority conferred by this Article IV upon the Board of Directors of the Company, the Board of Directors created a series of one hundred thirteen and six hundred seventy-six thousandth (113.676) shares of Preferred Stock designated as Series A Non-Voting Non-Convertible Preferred Stock by filing a Certificate of Designation of the Company with the Secretary of State of the State of Delaware on August 23, 2002, and the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Company’s Series A Non-Voting Non-Convertible Preferred Stock are set forth in Annex A hereto and are incorporated herein by reference.

ARTICLE V.

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI.

The Corporation is to have perpetual existence.

ARTICLE VII.

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII.

Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall at the time of any such election so provide.

ARTICLE IX.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X.

No action shall be taken by the stockholders of the Corporation except at an annual meeting of the stockholders or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then issued and outstanding voting securities of the Corporation, voting together as a single class, shall be required to amend, repeal or modify the provisions of this Article X of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), or 2.10 (Stockholder Action by Written Consent Without a Meeting) of the Corporation’s Bylaws.

ARTICLE XI.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Annex A

CERTIFICATE OF DESIGNATION

OF

SERIES A NON-VOTING NON-CONVERTIBLE PREFERRED STOCK

OF

BIOMARIN PHARMACEUTICAL INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned, Louis Drapeau, the Secretary of BioMarin Pharmaceutical Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify, in the name of and on behalf of the Corporation, and as its corporate act, that in accordance with the Corporation’s Bylaws, the Board of Directors of the Corporation has adopted the following preamble and resolution at a meeting of the Board of Directors held on August 13, 2002:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware on March 22, 1999 provides for a class of shares of stock designated “Preferred Stock,” issuable from time to time in one or more series, and vests in the Board of Directors of the Corporation the authority to fix the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, and to fix the number of shares constituting any such series.

NOW, THEREFORE, BE IT RESOLVED that there shall be a series of Preferred Stock of the Corporation to be designated as follows and that the powers, preferences and relative, participating, optional or other rights of the shares of such series of Preferred Stock and the qualifications, limitations and restrictions thereof shall be as follows:

Section 1. Designation. There is hereby provided a series of Preferred Stock designated the Series A Non-Voting Non-Convertible Preferred Stock (the “Series A Preferred Stock”).

Section 2. Number. The number of shares constituting the Series A Preferred Stock is fixed at one hundred thirteen and six hundred seventy-six thousandth (113.676) shares.

Section 3. Definitions. For purposes of this Certificate of Designation the following definitions shall apply:

(a) “Board” shall mean the Board of Directors of the Corporation.

(b) “Common Stock” shall mean the Common Stock, $0.001 par value per share, of this Corporation.

(c) “Corporation” shall mean BioMarin Pharmaceutical Inc.

(d) “Original Issue Date” shall mean the date this Certificate of Designation is filed with the Secretary of State of the State of Delaware.

(e) “Original Issue Price” shall mean $425,000 per share of the Series A Preferred Stock.

(f) “Redemption Date” shall have the meaning set forth in Section 8(b).

(g) “Redemption Notice” shall have the meaning set forth in Section 8(b).

(h) “Series A Liquidation Preference” shall have the meaning set forth in Section 5(a).

Section 4. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared at the discretion of the Board, out of funds legally available for that purpose, noncumulative dividends payable at a per annum rate of five percent (5%) of the Original Issue Price on each share of Series A Preferred Stock outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Dividends on the Series A Preferred Stock shall not be cumulative, and no rights shall accrue to the holders of the Series A Preferred Stock in the event that the Corporation shall not declare dividends on the Series A Preferred Stock.

Section 5. Liquidation, Dissolution or Winding Up.

(a) In the event of a Liquidation Event (as defined in Section 5(c)) of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, an amount per share equal to the Original Issue Price and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Stock (the “Series A Liquidation Preference”). If the assets and funds to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to the holders of the Series A Preferred Stock of their full preferential amounts, then the assets and funds of the Corporation legally available for distribution shall be distributed ratably in proportion to the full preferential amounts each Series A Preferred Stock holder would be entitled to receive. After payment of the full amount of the liquidating distribution to which any holder of Series A Preferred Stock is entitled pursuant to this Section 5(a), the holder of such share or shares shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) After payment has been made to the holders of the Series A Preferred Stock, the remaining assets of the Corporation available for distribution to the stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(c) For purposes of Section 5(a), a Liquidation Event shall mean a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) The dollar amounts specified in Section 5(a) shall be equitably adjusted in the event of any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock or the Series A Preferred Stock after the filing of this Certificate of Designation.

(e) Insofar as any distribution pursuant to Section 5(a) consists of property other than cash, the value thereof shall, for purposes of the provisions of Section 5(a), be the fair value at the time of such distribution, as determined in good faith by the Board, and provided that any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the date of distribution;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the date of distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

Section 6. Voting. Except as required by applicable law, the holders of the Series A Preferred Stock shall not be entitled as such to receive notice of or to attend any meeting of the stockholders of the Corporation or to vote at any such meeting.

Section 7. Conversion. The shares of Series A Preferred Stock shall not be convertible into shares of Common Stock or any other securities of the Corporation.

Section 8. Redemption.

(a) Redemption and Redemption Price. At any time after the Original Issue Date either (i) the Corporation may, at its option, redeem the Series A Preferred Stock, in whole or in part, at the Redemption Price hereinafter specified; or (ii) any holder of the shares of Series A Preferred Stock may, at its option, require the Corporation to redeem the Series A Preferred Stock, in whole or in part, owned by such holder at the Redemption Price; provided, however, that the Corporation shall not redeem or be required to redeem any shares of Series A Preferred Stock or give notice of any redemption unless the Corporation has sufficient and lawful funds to redeem the shares to be redeemed. The redemption price of the Series A Preferred Stock shall be an amount per share equal to the Original Issue Price plus all accrued and unpaid dividends thereon, up to and including the Redemption Date (the “Redemption Price”). The Redemption Price may be paid in cash, by delivery of a promissory note in the principal amount of the Redemption Price, by transfer of property having a fair market value equal to the Redemption Price (as determined in good faith by the Board of Directors of the Corporation), or any combination of the foregoing.

(b) Redemption Notice. The Corporation shall, not less than thirty (30) days nor more than sixty (60) days prior to the date of redemption, give written notice to each holder of record of Series A Preferred Stock to be redeemed. A holder of Series A Preferred Stock shall, not less than thirty (30) days nor more than sixty (60) days prior to the date of redemption, give written notice to the Corporation of the shares of Series A Preferred Stock required to be redeemed. For purposes of this Certificate of Designation, the date upon which the Corporation or a holder of Series A Preferred Stock, as the case may be, desires the redemption to take effect, shall be the “Redemption Date,” and the written notice given by the Corporation to each holder of Series A Preferred Stock or by a holder of Series A Preferred Stock to the Corporation, as the case may be, in connection with such redemption, shall be the “Redemption Notice.” The Redemption Notice shall state:

(i) The total number of shares being redeemed by the Corporation or required by a holder of Series A Preferred Stock to be redeemed, as applicable;

(ii) In the case of a Redemption Notice given by the Corporation, the number of shares of Series A Preferred Stock held by the holder which the Corporation intends to redeem;

(iii) The Redemption Date and Redemption Price; and

(iv) In the case of a Redemption Notice given by the Corporation, the time, place and manner in which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock called for redemption by the Corporation. Promptly following receipt of a Redemption Notice given by a holder of Series A Preferred Stock, the Corporation shall notify such holder of the time, place and manner in which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock required to be redeemed.

(c) Payment of Redemption Price and Surrender of Stock. On the Redemption Date, the Redemption Price of the Series A Preferred Stock called for redemption by the Corporation or required by the holder thereof to be redeemed, as the case may be, shall be payable to the holder(s) of the Series A Preferred Stock being so redeemed. On or before the Redemption Date, each holder of Series A Preferred Stock to be redeemed by the Corporation or required by the holder thereof to be redeemed, as the case may be, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice (given by the Corporation) or in the notice of the Corporation described in Section 8(b)(iv) above, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

(d) Termination of Rights. If the Redemption Notice is duly given, and if at least ten (10) days prior to the Redemption Date the Redemption Price is either paid or made available for payment through the arrangement specified in subsection (e) below, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption by the Corporation or required by a holder thereof to be redeemed, as the case may be, have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.

(e) Deposit of Funds. At least ten (10) days prior to the Redemption Date, the Corporation may, but shall not be obligated to, deposit with any bank or trust company in San Francisco, California, having a capital and surplus of at least $1 billion as a trust fund, a sum equal to the aggregate Redemption Price of all shares of the Series A Preferred Stock called for redemption by the Corporation or required by a holder thereof to be redeemed, as the case may be, and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit, if made, shall constitute full payment of the shares to their holders, and from and after the date of such deposit (even if prior to the Redemption Date), the shares shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any monies so deposited and unclaimed at the end of one (1) year from the Redemption Date (or earlier at the election of the Corporation) shall be released or repaid to the Corporation, after which the holders of shares called for redemption by the Corporation or required by a holder thereof to be redeemed, as the case may be, shall be entitled to receive payment of the Redemption Price only from the Corporation.

Section 9. No Re-issuance of Preferred Stock. No shares of Series A Preferred Stock redeemed, purchased or acquired by the Corporation shall be reissued, and all such shares shall be canceled and eliminated from the shares the Corporation shall be authorized to issue.

Section 10. Amendment, Supplement and Waiver. Without the consent of any holder or holders of the Series A Preferred Stock, the Corporation may amend or supplement this Certificate of Designation to make any change that would grant any additional rights or benefits to the holders of the Series A Preferred Stock or that does not affect the legal rights under this Certificate of Designation of any such holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by the below named officer of the Corporation.

Dated: August 23, 2002

BIOMARIN PHARMACEUTICAL INC., a Delaware corporation

By:	/s/ Louis Drapeau

Name:	Louis Drapeau
Title:	Secretary